Osprey Partners Investment Management, LLC

I. CODE OF ETHICS

Persons Covered by the Code (Initiated 1/26/05)

Employees – The Code applies to all of the firm’s employees and partners which for purposes of the Code include all of the firm’s supervised persons. The firm’s supervised persons include directors, officers, partners and employees or other persons of similar status and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Access Persons – certain provisions of the Code apply only to “Access Persons” as defined in the addendum.

Osprey Partners has adopted the following Code of Ethics using the Code of the Association for Investment Management and Research “AIMR” as a guide. Employees and partners of Osprey Partners shall:

•	Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees and partners, and fellow partners.

•	Practice and encourage employees and partners to practice in a professional and ethical manner that will reflect credit on the firm.

•	Strive to maintain and improve their competence and the competence of others in the firm.

•	Use reasonable care and exercise independent unbiased professional judgment.

II. STANDARDS OF PROFESSIONAL CONDUCT

Osprey Partners has adopted the following Standards of Professional Conduct using the Standard set forth by the Association for Investment Management and Research “AIMR” as a guide.

•	Fundamental Responsibilities

Employees and partners shall maintain knowledge and comply with all applicable laws, rules, and regulations (including AIMR’s Code of Ethics and Standards of Professional Conduct) of any government, government agency, regulatory organization, licensing agency, or professional association governing their professional activities.

Employees and partners shall not knowingly participate in any violation of such laws, rules or regulations.

•	Relationships with and Responsibilities to the Profession

Professional Misconduct. Employees and partners shall not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

Prohibition against Plagiarism. Employees and partners shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

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•	Relationships with and Responsibilities to the Employer

Duty to Chief Compliance Officer (CCO). Employees and partners shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both the CCO, and the persons or entities for whom they undertake independent practice.

All employees must notify the custodian of any account in which they have a pecuniary interest, that they are employees of a RIA, and that a monthly statement of all holdings and activities must be forwarded by the custodian directly to the individual charged with compliance administration at the firm.

Disclosure of Conflicts to Employer. Employees and partners shall disclose to the Managing Partners all matters, including beneficial ownership of securities or other investments, that could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations. In this regard, employees and partners must comply with any prohibitions on activities imposed by the Managing Partners if a conflict of interest exists.

Disclosure of Additional Compensation Arrangements. Employees and partners shall disclose to the Managing Partners all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by Osprey Partners.

Responsibilities of Supervisors. Employees and partners with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, employees and partners are entitled to rely on reasonable procedures designed to detect and prevent such violations.

•	Relationships with and Responsibilities to Clients and Prospects

Investment Process.

Reasonable Basis and Representation. Employees and partners shall:

•	Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

•	Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

•	Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

•	Maintain appropriate records to support the reasonableness of such recommendation or actions.

Research Reports. Employees and partners shall:

•	Use reasonable judgement regarding the inclusion or exclusion of relevant factors in research reports.

•	Distinguish between fact and opinion in research reports.

•	Give attribution to data, information and opinion sources.

•	Refrain from public distribution of research reports as they are for internal use only.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

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Independence and Objectivity. Employees and partners shall use reasonable care and judgement to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

Interactions with Clients and Prospects. (Amended 1/26/05)

Fiduciary Duties. In relationships with clients, employees and partners shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. They shall not engage in any manipulative practice with respect to clients. Employees and partners will best serve Osprey Partners by acting for the benefit of their clients and place their clients’ interests before their own.

Portfolio Investment Recommendations and Actions. Employees and partners shall refer to the clients’ Investment Policy Statement to determine the appropriateness and suitability of investment recommendations. In the absence of an Investment Policy Statement, the firm manages client assets according to the default guidelines established by Osprey for the specific investment style agreed to with the client.

Priority of Transactions. Transactions for clients shall have priority over transactions in securities or other investments of which an employee is the beneficial owner, or that such transactions do not operate adversely to their clients’ interests. If employees and partners take action regarding the purchases or sale of a security or other investment, they shall take such action for clients before acting on their own behalf. All personal securities transactions shall be conducted to reasonably avoid conflicts of interest. Osprey Partners shall execute trades with the sincere intent of not showing preferences to any one client or broker/dealer.

Preservation of Confidentiality. Employees and partners shall preserve the confidentiality of information communicated by clients, or prospective clients concerning matters within the scope of the client-employee relationship unless: 1) the employee receives information concerning illegal activities on the part of the client, 2) an authorized regulatory authority requests the information, or 3) the client gives written permission for dissemination of such information.

Employees will be entrusted with information that is the property of Osprey Partners Investment Management, LLC and/or of the respective client, and as such is considered material nonpublic information about the adviser’s securities recommendations and client securities holdings and transactions and is confidential. That information may not be used, discussed, or disclosed without the express permission of Osprey Partners Investment Management, LLC except to those internal individuals who need to know the information to perform their duties or as required by law.

Prohibition against Misrepresentation. Employees and partners shall not make any statements, orally or written, that misrepresent:

•	the services that Osprey Partners is capable of performing;

•	their qualifications or the qualifications of Osprey Partners;

•	their academic or professional credentials.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

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Relationships with and Responsibilities to the Investing Public

Prohibition against Use of Material Nonpublic Information. Employees and partners who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security.

Performance Presentation.

Employees and partners shall not make any statements, orally or written, that misrepresent the investment performance that Osprey Partners has accomplished or can reasonably be expected to achieve.

Employees and partners communicating individual account or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, shall make every reasonable effort to assure that such performance information is a fair, accurate, and a complete presentation of such performance.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

Osprey Partners Investment Management, LLC

ADDENDUM: Rules Governing Personal Securities Transactions

(the addendum document also requires your signature, see page 18)

ADDENDUM

Schedule F of Form ADV

Continuation Sheet for Form ADV Part II

Applicant: Osprey Partners Investment Management, LLC.

IRS Empl. Ident. No.: 22-3602461

SEC File Number: 801-55893

Date:

RULES GOVERNING PERSONAL SECURITIES TRANSACTIONS

Osprey allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members is consistent with Osprey’s fiduciary duty to its clients and consistent with regulatory requirements. Osprey’s policy on personal transactions is described in its Code of Ethics and embraces the concept that transactions for clients shall have priority over transactions in securities or other investments of which an employee is the beneficial owner, or that such transactions do not operate adversely to our clients’ interests. If employees and partners may take action regarding the purchases or sale of a security or other investment, they shall take such action for clients before acting on their own behalf.

Osprey Partners Investment Management, LLC. in its attempts to comply with Rule 17j-1 under the Investment Company Act and the provisions of the Investment Advisors Act (including Rule 204-2(12), has established the following procedures to prevent activities that could result in conflicts of interest, or that may abuse fiduciary duties to Clients.

I. DEFINITIONS: Wherein used herein, unless otherwise required by the context: (Amended 8/27/01)

1. “Act” means the Investment Advisers Act of 1940, as amended, as in effect at the time any reference to it is made for purposes of any determination hereunder. The Act regulates the activities of Registered Investment Advisors, of which Osprey Partners Investment Management LLC is one.

“ICA” means the Investment Company Act of 1940, as amended, as in effect at the time any reference to it is made for purposes of any determination hereunder. The ICA regulates all those that deal with a Registered Investment Company.

2. “Osprey” means Osprey Partners Investment Management, LLC., a New Jersey limited liability corporation.

3. “Employee” means an officer, director, control person, or employee of the Company and includes the spouse and minor children of such an employee, and any parent or any other person who shares a household with such an employee, or that has a “beneficial interest” (as defined by the Securities Exchange Act of 1934) or “pecuniary interest” (as defined in the ICA) in an account of or with any employee.

4. “Client” means any person, corporation, investment company, or other entity for which the Company is an investment advisor as defined in the Act or ICA.

5. The term “security” shall have the meaning prescribed in the Act and ICA.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

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6. The term “transaction” means any acquisition or disposition of any interest in or right to a security.

7. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, prior to the offering was not registered under the Act and for which no public market previously existed.

II. SECURITIES TRANSACTIONS: (Amended 1/25/01, 8/27/01, 2/5/04)

Osprey imposes the following restrictions:

No “access person” or “advisory person” (as defined by the ICA, Rule 17j-1) may purchase or sell any security, or any other security having the same issuer (with the exception of those issues excluded by ICA), for his or her account or for any account in which he or she is a beneficial owner for 3 business days prior to the initiation of the buy or sell program for a security that will be “held or to be acquired” by all clients which (a) involve, (b) propose to involve, or (c) reasonably might involve any transaction in such security. It is further understood that any such person must retain any approved security purchased for a period of not less than 60 days unless specifically approved otherwise by the CCO in the case of economic hardship or some other reasonable condition.

No “access person” or “advisory person” may acquire a beneficial interest in any securities in an initial public offering or in a limited offering without obtaining advance approval from the Chief Compliance Officer (CCO), or in the CCO’s absence, from the Chief Operating Officer (COO)or Chief Investment Officer (CIO).

III. REPORTING REQUIREMENTS FOR ALL “ACCESS PERSONS” (Amended 8/24/00, 1/26/05 )

Osprey Partners has adopted the following reporting requirements using Rule 17j-1 under the Investment Company Act of 1940 as a guide. These requirements apply to all employees who are “Access Persons”, defined under Rule 17j-1 to cover persons such as officers, directors, general partners, portfolio managers, traders, research analysts and others (see the definitions below).

•	Initial Holdings Report

Except for the transactions set forth below, any person who becomes an Access Person of Osprey Partners must submit within 10 days of becoming an Access Person an Initial Holdings Report (see Appendix A) listing all securities that he or she holds in an Access Person Account. The Report must be current as of a date no more than 45 days before the Report is submitted. The Report should be forwarded to the CCO.

•	Annual Holdings Report

Each Access Person must submit an Annual Holdings Report (see Appendix A) listing all securities in an Access Person Account. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

•	Exemptions from Reporting Requirements

Securities Transactions involving the following circumstances or Securities are exempt from the reporting requirements in this section and Section V: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) transactions effected pursuant to an automatic investment plan; (3) Securities directly issued by the U.S. Government; (4) bankers’ acceptances; (5) bank certificates of deposit; (6) commercial paper; (7) high quality short-term debt instruments (including repurchase agreements); (8) shares issued by open-end mutual funds except for shares in mutual funds managed by the adviser; (9) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds and

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

Osprey Partners Investment Management, LLC

(10) other Securities as may from time to time be designated in writing by the CCO based on a determination that the risk of abuse is minimal or non-existent.

Definitions (Amended 2.7.07)

Access Person means any trustee, director, general partner, officer or Advisory Person of Osprey Partners.

Advisory Person means (i) any employee of Osprey Partners (or of any company in a control relationship with such companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Advisory Client, or whose functions relate to the making of any recommendation with respect to such purchases or sales, and (ii) any natural person in a control relationship to such companies who obtains information concerning recommendations made to an Advisory Client with respect to the purchase and sale of securities by an Advisory Client.

Access Person Account means the following Securities accounts: any personal account of an Access Person; any joint or tenant-in-common account in which the Access Person has an interest or is a participant; any account for which the Access Person acts as trustee, executor, or custodian; any account over which the Access Person has investment discretion or otherwise can exercise control (other than non-related clients’ accounts over which the Access Person has investment discretion), including the accounts of entities controlled directly or indirectly by the Access Person; and any other account in which the Access Person has a direct or indirect Beneficial Interest (other than such accounts over which the Access Person has no investment discretion and cannot otherwise exercise control); and any account in which an Immediate Family member has a Beneficial Interest.

Advisory Client means any client to whom Osprey Partners provides investment advice.

Approving Officer means the Chief Operating Officer or Chief Investment Officer or in their absence, the respective Head of Large or Small Cap Research .

Beneficial Interest means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including, but not limited to, all joint accounts, partnerships, and trusts.

Chief Compliance Officer (CCO) means the so-designated individual at Osprey Partners (or that person’s designee if the compliance person is absent or unavailable).

Immediate Family of an Access Person means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

(Immediate Family includes adoptive relationships.)

Investment Personnel (or, singularly, Investment Person) are (i) employees of Osprey Partners (or of any company in a control relationship to such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a security, or (ii) any natural person who controls Osprey Partners and who obtains information concerning recommendations made to an Advisory Client regarding the purchase and sale of securities by the Advisory Client. References to Investment Personnel include Portfolio Managers.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

Osprey Partners Investment Management, LLC

Portfolio Manager means those natural persons employed by Osprey Partners who are entrusted with the direct responsibility and authority to make investment decisions affecting an advisory client of Osprey Partners.

Security includes publicly traded stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants. Security also includes futures and options on futures but, unlike other Securities, there is no requirement in the Code that such Securities be pre-cleared. Osprey Partners does not normally invest in private placements or initial public offerings for any clients.

Securities Transaction means a purchase or sale of Securities.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

Osprey Partners Investment Management, LLC

Appendix A

INITIAL/ANNUAL HOLDINGS REPORT

In accordance with the Code of Ethics, please list all securities holdings for each of your Access Person Accounts, including accounts of your Immediate Family.

(1) Initial or Annual Report (circle one)

(2) Name of Access Person:            ______________________________________________________________

(3) If different than #2, name of the person

      in whose name the account is held:             ______________________________________________________

(4) Relationship of (3) to (2):                           ______________________________________________________

(5) Account Number:                                          ______________________________________________________

(6) For each account, attach your most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below:

Name of Security

Ticker Symbol or CUSIP

Type of Security

# of Shares

Principal Amount (if applicable)

Name of Broker Dealer/Bank

Date Report is Submitted

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the securities in my Access Person Accounts, including accounts of my Immediate Family.

Access Person Signature

Print Name

Dated:

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

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IV. GENERAL RULES:

No Employee shall disclose to any person any information regarding any investment program or security transaction being contemplated, planned or executed for or on behalf of any Client except to (a) those employees who are necessarily involved, or have a need to know, (b) brokers or dealers when mutually executing the transactions in question and only to the extent necessary properly to execute the transaction, and (c) custodians and others who are necessarily involved in such aspects of any transactions as are necessary to be informed.

V. REPORTS: (Amended 12/9/03, 1/26/05)

To review and monitor compliance with these restrictions, a record is kept of all purchases or sales of such securities for the Company’s own account, and a reporting system requires all Employees of OSPREY to report in writing all personal security transactions and securities held to the CCO of OSPREY. This transactional information should include, at a minimum, the following: date of purchase or sale, name of issue, ticker or cusip, number of shares or face value of bond, interest rate and maturity date, nature of transaction (i.e., buy or sell), the price at which effected, name of broker or bank through which effected, and proceeds. Holding information should include the information set forth in Appendix A Please note that private placements are subject to these reporting requirements.

Each Employee shall, within 30 days after the end of each calendar month, report any security transactions in any account in which he/she has any beneficial ownership, or over which he/she has any management or control, in reasonable detail in writing to the CCO of OSPREY. All such reports shall be maintained in strict confidence and are subject to disclosure only to the General Counsel, Regulatory Authorities, Directors of the Company, and the CCO. A report should be made at least quarterly even if no trades occur. All Employees of OSPREY shall arrange to have their brokers or custodians send duplicate copies of confirmations and/or statements directly to OSPREY. Duplicate copies of confirmations and/or statements that contain the information required above will be deemed to satisfy the employee’s reporting requirement of transactions so long as they are received within 30 days after the end of the applicable calendar month in which trades occur (or quarter if no transactions).

The CCO shall regularly review the holdings and transaction information in order to assure that steps are taken to prevent “insider trading” (as defined in section 204A of the Act). Personal trading records will be maintained and preserved in accordance with the Act and ICA.

VI. EXCEPTIONS: (Amended 3/1/99, 8/24/00, 1/25/01, 11/4/02, 12/9/03,10/5/05)

Access persons and “Advisory persons” of OSPREY shall seek advance approval of all securities transactions except for those listed under “Exemptions from Reporting Requirements” in Section III. Pre-approval shall be in writing, from the CCO, or in the absence of the CCO, an “approving officer.” The CCO shall confer with the appropriate Head of Research prior to granting approval. Should a Head of Research seek approval, the CCO will confer with another approving officer. The Compliance Officer shall keep a record of the determination and reasons therefore in respect of any request for approval. The CCO and/or Compliance Administrator shall maintain a log of all requests for advanced approval for securities transactions, which will include the following information:

•	Name of Employee

•	Date request is made

•	Name of Security

•	Number of shares and/or dollar value to be transacted

•	Market Capitalization

•	Any other information that may be requested

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

Osprey Partners Investment Management, LLC

Purchases and sales of securities that appear on Osprey’s Restricted List will be monitored by the CCO or the Compliance Administrator for three business days following the pre-approval. Transactions approved must be executed the same day. Should Osprey take action within the 3 day period, the access person or advisory person may be forced to cancel the trade or “unwind” the trade if he/she received a beneficial price compared to the price received by clients of the firm.

Once a security is approved by the CCO or the approving officer, the access person or advisory person agrees to retain security (or any derivative thereof) for a period of not less than 60 days unless specifically authorized to the contrary for economic hardship or some other reasonable condition that may require a premature sale.

VII. REPORTING VIOLATIONS (Initiated 1/26/05)

Every employee must immediately report any violation of the Code to the CCO or in the CCO’s absence, to the COO. All reports will be treated confidentially and investigated. The CCO will keep records of any violations of the Code.

VIII. ACCEPTANCE BY EMPLOYEES:

1. Each employee shall indicate on a copy of these rules by his/her signature that he/she has read the same and will abide by them. The Secretary of the Company shall keep the copy so signed by the employee in the Employee’s personnel file following its review by the Managing Partners.

2. Failure by an employee to sign and/or observe these rules shall be a basis for dismissal for cause and every Employee of the Company shall be deemed by his/her signature to those rules to have agreed that the terms of his/her employment terminated.

3. These rules may be amended from time to time by the Managing Partners of the Company in order to maintain compliance with regulatory changes, and each Employee shall be furnished a copy of such amendment immediately after it has become effective. Failure of any Employee to advise the Managing Partners within five days after receipt of such amendment, that he/she does not wish to accept the terms of the rules as thus amended will be deemed to be an acceptance of the rules as thus amended.

IX. EFFECTIVE DATE:

These rules shall be effective on and after September 10, 1998 except as subsequently amended pursuant to the terms hereof.

By Order of the Managing Partners.

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07

Osprey Partners Investment Management, LLC

The undersigned hereby certifies that he/she has read and will abide by the foregoing Rules Governing Personal Securities Transactions.

NAME:

DATE:

Initiated September 10, 1998

Initiated 9/10/98,Amended 3/1/99,3/23/99, 11/18/99, 8/24/00, 12/8/00, 1/25/01, 8/27/01, 2/15/02, 9/10/02, 11/4/02, 12/9/03, 3/29/04, 1/26/05, 9/29/05, 10/5/05, 2/14/06, 10/25/06, 12/15/06, 2/7/07